Exhibit 23.1

Independent Auditors’ Consent

Board of Managers

Golden Oval Eggs, LLC

Renville, Minnesota

We consent to the inclusion of our report dated December 13, 2007 with respect to the consolidated balance sheets of Golden Oval Eggs, LLC as of August 31, 2007 and 2006, and the related consolidated statements of operations, owners’ equity and cash flows for each of the three years ended August 31, 2007, which report has been included in the Annual Report to Members and in the Annual Report on Form 10-K of Golden Oval Eggs, LLC.

\s\ Moore Stephens Frost

Little Rock, Arkansas

December 14, 2007